Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRUMP ENTERTAINMENT RESORTS, INC.

* * * * * * * *

Trump Entertainment Resorts, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

FIRST: The name of the corporation is Trump Entertainment Resorts, Inc. (the “Corporation”).

SECOND: The Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on March 28, 1995. The Original Certificate of Incorporation was restated to change, among other things, the name of the Company from Trump Hotels & Casino Resorts, Inc., the name under which it was originally incorporated, to Trump Entertainment Resorts, Inc. pursuant to the Corporation’s Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 20, 2005 (the “Restated Certificate of Incorporation”).

THIRD: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted, without the need for approval of the Board of Directors or the stockholders, in accordance with §§ 242, 245 and 303 of the Delaware General Corporation Law (the “DGCL”) and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the District of New Jersey in In re: TCI 2 Holdings, LLC, et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on July 16, 2010 (the “Plan Effective Date”).

FURTHER: The Original Certificate of Incorporation, as amended and in effect as of the date hereof, is hereby restated and further amended to read in its entirety as follows, effective as of the Plan Effective Date:

ARTICLE I

NAME

The name of the Corporation is TRUMP ENTERTAINMENT RESORTS, INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A.	Authorized Capitalization.

The total number of shares of Capital Stock that the Corporation shall have authority to issue is 22,000,000 shares of all classes of stock, consisting of (a) up to 2,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”) and (b) up to 20,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”).

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting Capital Stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation.

As of the Plan Effective Date, pursuant to the Plan, all previously existing equity interests of the Corporation were cancelled by order of the Bankruptcy Court.

B.	The Preferred Stock.

The Board of Directors of the Corporation (the “Board”) is authorized without stockholder approval, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in one or more series, and by directing an officer of the Corporation to file a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, including without limitation the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8) Any other relative rights, preferences and limitations of that series as shall be determined from time to time by the Board and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).

Except as may be provided by the Board in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or that, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.

The designations, powers, preferences and relative rights of the shares of each series of Preferred Stock and the qualifications, limitations and restrictions thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

C.	The Common Stock.

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock. Except as otherwise provided in this Article IV or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

(1) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of Common Stock shall be entitled to share ratably, in accordance with the number of shares held by each such holder, out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the par value per share of such Common Stock. After the payment in full of the amount described in the immediately preceding sentence to the holders of the Common Stock, the holders of the Common Stock shall be entitled to receive ratably, in accordance with the number of shares held by each such holder, in all of the remaining assets of the Corporation available for distribution to the holders of Common Stock.

(2) Voting. Except as may be provided by the Board in a Preferred Stock Designation or by applicable law, the holders of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and on all other matters requiring, or otherwise submitted, for the approval of the stockholders of the Corporation. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

(3) Dividends. Subject to the rights of holders of any outstanding series of Preferred Stock, the Board shall have power to cause dividends to be paid to the holders of shares of Common Stock from time to time out of funds legally available therefor and to fix the date or dates for the payment of dividends. When and as dividends are declared, they may be payable in cash, in property or in shares of Common Stock. The holders of the Common Stock shall be entitled to share equally in, and to receive in accordance with the number of shares of Common Stock held by each such holder, all such dividends.

(4) Fractional Shares. Common Stock may be issued or transferred in fractions of a share equal to one-thousandth (.001) of a share or any integral multiple thereof.

(5) Consideration. Subject to applicable law and except as otherwise provided in this Certificate of Incorporation, Capital Stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

D.	Preemptive Rights.

(1) Prior to December 31, 2013, the Corporation shall not sell or issue to any Person (including any then-current stockholder) (a “Preemptive Purchaser”), any shares of Common Stock, or other securities that are convertible into or exchangeable for Common Stock of the Corporation, or options, warrants or rights carrying any right to purchase Common Stock (the “New Securities”) other than pursuant to (A) the issuance of a warrant issued on the Plan Effective Date in accordance with the Plan, (B) a management equity plan approved by the Board, (C) a pro rata distribution to all holders of Common Stock or (D) a sale of Common Stock for cash at a time when the Common Stock is listed on the New York Stock Exchange or Nasdaq at a price at least equal to the Fair Market Value of the Common Stock, unless the Corporation first submits written notice (the “Preemptive Rights Notice”) to each Person that, individually or with its Affiliates, (i) is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a Beneficial Owner) of shares of Common Stock representing at least 5% of the then-issued and outstanding shares of Common Stock, (ii) is a Backstop Party (as defined in the Plan) (other than a Backstop Party who has waived such notice) and (iii) is duly authorized to acquire such increased amount by the Commission (a “Preemptive Stockholder”). The Preemptive Rights Notice shall identify the material terms of the New Securities (including the price, number or aggregate principal amount and type of securities, and all other material terms) and shall offer to each Preemptive Stockholder the opportunity to purchase a portion of the New Securities (a “Pro Rata Portion”) on terms and conditions, including price, not less favorable to the Preemptive Stockholder than those on which the Corporation proposes to sell or issue the New Securities to the Preemptive Purchaser. A Preemptive Stockholder’s Pro Rata Portion shall be equal to (i) the total number or amount of New Securities subject to the sale or issuance multiplied by (ii) a fraction, (a) the numerator of which is the number of then-issued and outstanding shares of Common Stock owned by the Preemptive Stockholder, and (b) the denominator of which is the total number of the then-issued and outstanding shares of Common Stock owned by all Preemptive Stockholders.

(2) The Corporation’s offer to a Preemptive Stockholder shall remain open for a period of twenty (20) days after the Preemptive Rights Notice is delivered in accordance with Article X.B. The Preemptive Stockholder may accept such offer by delivering written notice of such acceptance to the Corporation prior to the expiration of such 20-day period, which notice shall set forth the number of such New Securities to be purchased by such Preemptive Stockholder (not to exceed an amount equal to such Preemptive Stockholder’s Pro Rata Portion). If not all Preemptive Stockholders subscribe for their full Pro Rata Portion of New Securities, then the Corporation shall notify in writing the fully-subscribing Preemptive Stockholders of such fact and offer such Preemptive Stockholders the right to acquire such unsubscribed New Securities. Each fully-subscribing Preemptive Stockholder shall have the right to elect to purchase its pro rata share of such unsubscribed New Securities (in proportion to the Pro Rata Portion of all fully-subscribing Preemptive Stockholders), in the manner set forth above, within ten (10) days from the date such notice from the Corporation is delivered to such Preemptive Stockholders. To the extent the procedure described in the preceding sentence does not result in the subscription of all unsubscribed New Securities, such procedure shall be repeated until there are no unsubscribed New Securities or until the maximum subscription requests of all Preemptive Stockholders have been fulfilled.

(3) In the event that any New Securities are not subscribed for by the Preemptive Stockholders in accordance with this Article IV.D., the Corporation will have ninety (90) days after the expiration of the last period in which Preemptive Stockholders are entitled to subscribe for New Securities to sell the unsubscribed New Securities, at a price and upon other terms no more favorable to the Preemptive Purchaser than those specified in the Preemptive Rights Notice delivered to the Preemptive Stockholders pursuant to Article IV.D.2. In the event the Corporation has not sold such unsubscribed New Securities within such 90-day period, the Corporation will not thereafter issue or sell any New Securities without first offering such New Securities to each of the Preemptive Stockholders in the manner provided in this Article IV.D.

ARTICLE V

STOCKHOLDER QUALIFICATION

A.	New Jersey Qualification.

All Securities (as defined by the Casino Control Act) of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified by the Commission pursuant to the provisions of the Casino Control Act, such holder shall, to the extent required by the Casino Control Act and/or the Commission: (a) dispose of the Securities of the Corporation held thereby; (b) not receive any dividends or interest upon any such Securities; (c) not exercise, directly or through any trustee or nominee, any voting right conferred by such Securities and (d) not receive any remuneration in any form from the casino licensee for services rendered or otherwise. If any such unsuitable or Disqualified Holder fails to so dispose of its Securities of the Corporation within 180 days following such disqualification, (i) such Securities shall be subject to redemption by the Corporation, as provided in Article V.B., provided further that the redemption price of such Securities shall be payable only in cash and not in Redemption Securities or any combination thereof, and (ii) such unsuitable or Disqualified Holder shall indemnify the Corporation for any and all direct or indirect costs, including attorneys’ fees, incurred by the Corporation as a result of such holder’s continuing ownership or failure to promptly divest such Securities to the extent required by the Casino Control Act and/or the Commission.

B.	Disqualified Holders.

Notwithstanding any other provision of this Certificate of Incorporation, but subject to the provisions of any Preferred Stock Designation or any other class or series of stock which has a preference over Common Stock with regard to dividends and amounts receivable upon dissolution, liquidation and winding up of the Corporation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board, pursuant to this Article V.B. as follows:

(1) the redemption price of the Capital Stock to be redeemed pursuant to this Article V.B. shall be equal to the lesser of the Fair Market Value of such Capital Stock or the price at which such Capital Stock was purchased by the holder thereof, or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

(2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board;

(4) at least thirty (30) days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided, however, that the Redemption Date shall be deemed to be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates representing their shares of Capital Stock to be redeemed;

(5) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the Beneficial Owners of shares of Capital Stock selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6) such other terms and conditions as the Board shall determine.

ARTICLE VI

AMENDMENT OF CORPORATE DOCUMENTS

A.	Certificate of Incorporation.

(1) Whenever any vote of the holders of Common Stock is required by applicable law to amend, alter, repeal or rescind any provision of this Certificate of Incorporation (by certificate of amendment, certificate of designation, merger, consolidation, operation of law or otherwise), then in addition to any affirmative vote required by applicable law and in addition to any vote of the holders of Preferred Stock provided for or fixed pursuant to the provisions of Article IV or of the Preferred Stock Designation therefor, such alteration, amendment, repeal or rescission must be approved by the affirmative vote of holders of at least a majority of the then-issued and outstanding shares of Common Stock.

(2) Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

B.	Bylaws.

In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be made, altered, amended or repealed by the affirmative vote of the holders of at least a majority in voting power of the then-issued and outstanding Common Stock. In addition, the Board is expressly authorized and empowered to make, alter, amend or repeal any of the Bylaws subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made or altered by the Board.

ARTICLE VII

DIRECTORS

A.	Authorized Number; Initial Board.

Unless otherwise approved by the stockholders, the Board shall consist of seven (7) directors, divided into three (3) substantially equal classes of Class I Directors, Class II Directors and Class III Directors. As of the date hereof, the Board shall consist of the seven (7) directors whose names were filed with the Bankruptcy Court (such seven individuals, the “Effective Time Initial Board”), provided that such individuals remain qualified to serve in such capacity and are licensed individuals under the Casino Control Act. Each of the Class I Directors on the Effective Time Initial Board shall hold office until the annual meeting of stockholders to be held in 2011 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Each of the Class II Directors on the Effective Time Initial Board shall hold office until the annual meeting of stockholders to be held in 2012 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Each of the Class III Directors on the Effective Time Initial Board shall hold office until the annual meeting of stockholders to be held in 2013 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors shall be fixed from time to time by a resolution duly adopted by the Board or the stockholders of the Corporation.

B.	Classes and Term.

Subject to applicable law and in accordance with the Plan, the Board shall be and hereby is divided into three (3) classes, as follows: (i) Class I Directors, consisting of two (2) members of the Board; (ii) Class II Directors, consisting of two (2) members of the Board; and (iii) Class III Directors, consisting of three (3) members of the Board. As described in Article VII.A., beginning with the annual meeting of stockholders to be held in 2011, each director elected at the annual meeting shall serve for a term ending at the third annual meeting of stockholders following the annual meeting at which such director was elected.

C.	Increase or Decrease.

In the event of any increase or decrease in the authorized number of directors, approved by the stockholders, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board so that the number of directors in each class of the Board shall be as equal as possible.

D.	Removal; Vacancies.

Notwithstanding any of the foregoing provisions of this Article VII, each director of the Corporation shall serve until his successor is duly elected and qualified or until his death, retirement, resignation or removal. Any director elected by the holders of the Common Stock may be removed at any time, with or without cause, upon the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock. Any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled within 90 days by a majority vote of the remaining directors then in office (even if less than a quorum). Unless removed in accordance with the Certificate of Incorporation, any director(s) so chosen shall hold office until their respective successors are duly elected at the next annual meeting of stockholders.

E.	Board Power.

Except as may otherwise be provided in this Certificate of Incorporation, the Bylaws or the DGCL, the business of the Corporation shall be managed by the Board.

F.	Cumulative Voting.

There shall not be cumulative voting by stockholders in the election of directors of the Corporation.

ARTICLE VIII

INDEMNIFICATION

A.	Indemnification.

The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware (as the same exists or may hereafter be amended, but only to the extent any such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the Person had reasonable cause to believe that the Person’s conduct was unlawful.

B.	Additional Indemnification.

The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware (as the same exists or may hereafter be amended, but only to the extent any such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C.	Payment of Expenses.

(1) Expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Corporation) or may (in the case of any action, suit or proceeding against a trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

(2) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VIII shall be enforceable by any Person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including its Board, its independent legal counsel and/or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and/or its stockholders) that such Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Person is not so entitled. Such a Person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

D.	Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any Person that is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Article VIII, the Bylaws or under Section 145 of the DGCL or any other provision of law.

E.	Interpretation of Applicable Law.

Any Person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VIII may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable indemnification or reimbursement or advancement of expenses, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

F.	Nonexclusivity of Provision; Termination.

The indemnification and other rights set forth in this Article VIII shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation or any rights entitled pursuant to a vote of stockholders or disinterested directors or otherwise. Any of the indemnification and other rights provided for in this Article VIII shall not terminate solely because an indemnified Person has ceased to be a director, officer, employee or agent of the Corporation, or has ceased to serve at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other similar capacity with, another corporation, partnership, joint venture, trust or other enterprise and shall inure to the benefit of such Person’s heirs, executors and administrators.

G.	Limitation on Liability.

No director or officer shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (i) shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (ii) shall be liable by reason that, in addition to any and all other requirements for liability, such director or officer:

(1) shall have breached his or her duty of loyalty to the Corporation or its stockholders;

(2) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

(3) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; and/or

(4) shall have derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be further limited or eliminated to the fullest extent permitted by the DGCL, as so amended.

H.	Effect of Repeal.

Neither the amendment nor repeal of any provision of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification, right to receive expenses or limitation of liability pursuant to this Article VIII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

I.	Severability.

If any provision of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any subparagraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each portion of any subparagraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MEETINGS OF STOCKHOLDERS AND STOCKHOLDER CONSENT

A.	Meetings of Stockholders.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Special meetings of stockholders of the Corporation, except as provided for under Delaware law, may be called (a) at any time by the Chairman of the Board or by the President, and (b) shall be called by the President of the Corporation when directed to do so by: (i) resolution of the Board (adopted by majority vote of the directors then in office) or (ii) written request (which shall state the purpose or purposes therefor) of any three (3) directors or of the holders of shares of Common Stock representing not less than 30% of the total voting power of all shares of Common Stock entitled to vote on any issue proposed to be considered at the meeting. The record date for determining the stockholders entitled to request a special meeting shall be the date of the earliest of any of the demands pursuant to which the meeting is called, or the date that is 60 days before the date on which the first such demand is received, whichever is later. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

B.	Actions by Written Consent.

Unless the DGCL expressly requires that such action be taken solely at a stockholders’ meeting, any action required or permitted to be taken at an annual or special meeting of the stockholders of the Corporation may be taken without a meeting and without a vote, subject to ten (10) business days’ prior written notice of such action (containing a detailed description of such proposed action) having been delivered to each stockholder in accordance with Article X.B., if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Such action shall be effective as of the time the last writing necessary to effect the action is received by the Corporation, unless all writings necessary to effect the action specify a later time, in which case the later time shall be the time of the action; provided, however, such action shall not be effective if the last writing necessary to effect the action is received by the Corporation later than sixty (60) days after the date the first such written consent was received by the Corporation. The record date for determining stockholders entitled to take action without a meeting is the date upon which a writing upon which the action is to be taken is first received by the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE X

MISCELLANEOUS

A.	Books and Records.

The books and records of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable law) at such place or places as may be designated from time to time by the Board or in the Bylaws.

B.	Notices.

All notices, requests, waivers and other communications made pursuant to this Certificate of Incorporation shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows: (i) in the case of any stockholder, to such stockholder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal place of business. A party may change its address for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section.

C.	Section 203 of the DGCL.

The Corporation is not subject to the provisions of Section 203 of the DGCL.

ARTICLE XI

DEFINITIONS

In addition to the terms defined elsewhere herein, for the purpose of this Certificate of Incorporation, the following terms shall have the respective meanings set forth below:

A.	Definitions.

(1) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the General Rules and Regulations under the Exchange Act. The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

(2) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the General Rules and Regulations under the Exchange Act. The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

(3) “Beneficial Owner” shall mean any Person who, singly or together with any of such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Capital Stock (as determined pursuant to Rule 13d-3 of the Exchange Act).

(4) “Bylaws” shall mean the bylaws of the Corporation, as in effect from time to time.

(5) “Capital Stock” shall mean any common stock, preferred stock, special stock, or any other class or series of stock of the Corporation.

(6) “Casino Control Act” shall mean the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq.

(7) “Closing Price” shall mean, on any day, the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the composite tape for the New York Stock Exchange-listed stocks, or, if stock of the class or series in question is not quoted on such composite tape on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the last sale, or if not available, the highest closing sales price or bid quotation for such stock on the Nasdaq Stock Market or any similar or other system then in use, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board in good faith.

(8) “Commission” shall mean the New Jersey Casino Control Commission.

(9) “Disqualified Holder” shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries found to be disqualified by any governmental or quasi-governmental authority with applicable jurisdiction over the business, affairs, securities, or properties of the Corporation or any of its subsidiaries, including, without limitation, the Commission, and, pursuant to the provisions of the Casino Control Act or other applicable provision or whose holding of shares of Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other Beneficial Owner, may result, in the judgment of the Board, in the inability to obtain, loss or non-reinstatement of any license or franchise from any governmental agency sought or held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock possessing prescribed qualifications.

(10) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(11) “Fair Market Value” shall mean (a) in the case of shares of Capital Stock, the average Closing Price for such Capital Stock for each of the forty-five (45) most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to Article V.B.; provided, however, that if shares of Capital Stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board in good faith; and provided further, however, that “Fair Market Value” as to any stockholder who purchases any stock subject to redemption within one hundred twenty (120) days prior to a Redemption Date shall not

(unless otherwise determined by the Board) exceed the purchase price paid for such shares and (b) in the case of property other than stock or other securities, the fair market value of such property on the date in question as determined by the Board in good faith.

(12) “Person” shall mean any natural person, corporation, firm, partnership (general or limited), limited liability company, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.

(13) “Redemption Date” shall mean the date fixed by the Board for the redemption of any shares of stock of the Corporation pursuant to Article V.

(14) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Article V.B., at least equal to the Fair Market Value of the shares to be redeemed pursuant to Article V (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(15) “Subsidiary” shall mean any company which a majority of any class of equity securities is beneficially owned by the Corporation and/or another Subsidiary of the Corporation, or in the case of a partnership, in which the Corporation or any subsidiary is a general partner.

B.	Additional Definitions.

Term	Place Defined
Bankruptcy Code	Preamble, Third
Board	Art. IV, Sec. A
Bylaws	Art. IV, Sec. C
Common Stock	Art. IV, Sec. A
Corporation	Preamble, First
Certificate of Incorporation	Preamble, Third
DGCL	Preamble, Third
Effective Time Board Member	Art. VII, Sec. A
New Securities	Art. IV, Sec. D
Original Certificate of Incorporation	Preamble, Second
Plan	Preamble, Third
Plan Effective Date	Preamble, Third
Preemptive Purchaser	Art. IV, Sec. D
Preemptive Rights Notice	Art. IV, Sec. D
Preemptive Stockholder	Art. IV, Sec. D

Term	Place Defined
Preferred Stock	Art. IV, Sec. A
Preferred Stock Designation	Art. IV, Sec. B
Pro Rata Portion	Art. IV, Sec. D
Restated Certificate of Incorporation	Preamble, Second

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